EXHIBIT 21

SUBSIDIARIES OF REGISTRANTS

IDACORP, Inc:

1.       Idaho Power Company, an Idaho Corporation

2.       Ida-West Energy Company, an Idaho Corporation

3.       IDACORP Services Company, a Nevada Corporation

4.       IDACORP Energy Services Company, a Nevada Corporation

5.       IDACORP Energy L.P., a Delaware Limited Partnership

6.       IDACORP Technologies, Inc., an Idaho Corporation

7.       IDATECH, LLC, an Oregon Limited Liability Company

8.       Idaho Solar Power, LLC., a Washington Limited Liability Company

9.       IDACORP Financial Services, Inc., an Idaho Corporation

10.   IDACOMM, Inc., an Idaho Corporation

11.   Velocitus, Inc., an Idaho Corporation

12.   RMC Holding, Inc., an Idaho Corporation

13.   Equigy Development, L.P., a Delaware Limited Partnership

Idaho Power Company

1.                    Idaho Energy Resources Company, a Wyoming Corporation

2.                   Pathnet/Idaho Power Equipment, LLC., a Delaware Limited Liability Company